Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 (File No.333-240292), Form S-8 (File No. 333-251127), Form F-3 (File No. 333-269333), Form S-8 (File No. 333-275597) and Form F-3 (File No. 333-289794) of Lion Group Holding Ltd. (the “Company”) of our report dated April 30, 2026, relating to the consolidated balance sheet of the Company as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes, included in Lion Group Holding Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ GGF CPA LTD

GGF CPA LTD
Guangzhou, the People’s Republic of China

April 30, 2026